UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2023
KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant’s telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR
Fourth Amended and Restated Bylaws
On December 12, 2023, KBS Real Estate Investment Trust III, Inc.’s (the “Company”) board of directors amended and restated the Company’s bylaws effective as of December 12, 2023 (the “Fourth Amended and Restated Bylaws”). Among other changes, the Fourth Amended and Restated Bylaws update certain procedural requirements for the submission of stockholder nominees in connection with the effectiveness of Rule 14a-19 under the Securities Exchange Act of 1934, as amended, including:
•a requirement that the nominating stockholder provide a certification as to Rule 14a-19 compliance;
•a requirement that any stockholder proposing director nominees make a representation that such stockholder intends, or is part of a group that intends, to solicit holders of shares representing at least 67% of the voting power;
•a requirement to include more detailed information on collaborating parties;
•updates to certain information to be provided by a stockholder submitting a nomination;
•a requirement that, upon the request of the Company, any stockholder proposing director nominees provide the Company with sufficient evidence at least five business days prior to the stockholder meeting to demonstrate that such nominating stockholder has met the requirements of Rule 14a-19(a)(3); and
•a requirement limiting the number of nominees a stockholder may nominate for election at a meeting of stockholders to the number of directors to be elected at such meeting.
The Fourth Amended and Restated Bylaws also include certain other administrative, ministerial and conforming changes.
The foregoing description of the Fourth Amended and Restated Bylaws is only a summary of the changes to the Company’s bylaws and is qualified in its entirety by the full text of the Fourth Amended and Restated Bylaws, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 8.01 OTHER EVENTS

Estimated Value Per Share
On December 12, 2023, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $5.60 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2023, with the exception of adjustments to the Company’s net asset value to give effect to (i) the change in the estimated value of the Company’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of November 15, 2023 and (ii) the estimated sale price based on offers received for one property that was being marketed for sale. Other than these adjustments, there have been no material changes between September 30, 2023 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged Kroll, LLC (“Kroll”), an independent third party real estate valuation firm, to provide (i) appraisals for 15 of the Company’s consolidated real estate properties owned as of September 30, 2023 (the “Appraised Properties”), (ii) an estimated value for the Company’s investment in units of Prime US REIT (described below) and (iii) a calculation of the range in estimated value per share of the Company’s common stock as of December 12, 2023. Kroll based this range in estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) the estimated sale price based on offers received for one property that was being marketed for sale, (iii) its estimated value for the Company’s investment in units of Prime US REIT, (iv) a valuation performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of an office property located in San Francisco, California (“201 Spear Street”) owned by the Company as of September 30, 2023, and (v) valuations performed by the Advisor with respect to the Company’s cash, other assets, notes payable and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023. The appraisal reports Kroll prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
The conflicts committee reviewed Kroll’s valuation report, which included an appraised value for each of the Appraised Properties, the estimated sale price based on offers received for one property that was being marketed for sale, an estimated value of the Company’s investment in units of Prime US REIT and a summary of the estimated value of the 201 Spear Street and each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Kroll. In light of the valuation report and other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $5.00 to $6.24, with an approximate mid-range value of $5.60 per share, as determined by Kroll and recommended by the Advisor, which approximate mid-range value was based on Kroll’s appraisals of the Appraised Properties, the estimated sale price based on offers received for one property that was being marketed for sale, Kroll’s valuation of the Company’s investment in units of Prime US REIT and valuations performed by the Advisor of 201 Spear Street as well as the Company’s cash, other assets, notes payable and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $5.60 as the estimated value per share of the Company’s common stock, which estimated value per share is based on those factors discussed in (i) above.  The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $5.60 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 12, 2023 as well as the calculation of the Company’s prior estimated value per share as of September 28, 2022. Kroll was not responsible for the determination of the estimated value per share as of December 12, 2023 or September 28, 2022, respectively.

	December 12, 2023 Estimated Value per Share	September 28, 2022 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$16.41	$18.94	$(2.53)
Investment in Prime US REIT units (3)	0.18	0.79	(0.61)
Cash, restricted cash and cash equivalents	0.30	0.26	0.04
Other assets	0.41	0.24	0.17
Notes payable (4)	(11.15)	(10.80)	(0.35)
Other liabilities	(0.55)	(0.43)	(0.12)
Estimated value per share	$5.60	$9.00	$(3.40)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$5.60	$9.00	$(3.40)
_____________________
(1) The September 28, 2022 estimated value per share was based upon a calculation of the range in estimated value per share of the Company’s common stock as of September 28, 2022 by Kroll and the recommendation of the Advisor. Kroll based this range in estimated value per share upon (i) its appraisals of 17 of the Company’s consolidated real estate properties as of July 31, 2022, (ii) its estimated value for the Company’s investment in units of Prime US REIT as of September 20, 2022 and (iii) valuations performed by the Advisor of the Company’s cash, other assets, notes payable and other liabilities as of June 30, 2022. For more information relating to the September 28, 2022 estimated value per share and the assumptions and methodologies used by Kroll and the Advisor, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2022.
(2) The estimated value of the Appraised Properties, the property being marketed for sale and 201 Spear Street was $2.4 billion. The decrease in the estimated value of real estate properties per share was primarily due to an overall decrease in the value of the Appraised Properties and also due to the decrease in estimated value of 201 Spear Street as the Company is projecting longer lease-up periods for the vacant space, and increased tenant turnover for currently occupied space, as demand for office space in San Francisco has significantly declined as a result of the continued work-from-home arrangements, which increased due to the COVID-19 pandemic, and due to the economic slowdown and the current rising interest rate environment.
(3) The decrease in estimated value of the Company’s investment in Prime US REIT units per share is due to a decrease in the closing price of the units of Prime US REIT on the Singapore Exchange Securities Trading Limited (“SGX-ST”) as of November 15, 2023.
(4) The increase in the estimated value of notes payable per share is primarily due to additional borrowings on the Company’s existing credit facilities, offset by a decrease in the estimated value of notes payable per share related to the 201 Spear Street Mortgage Loan which was written down by $51.0 million to approximate the current value of the underlying real estate property, after giving consideration to other assets and liabilities.
The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $9.00 to $5.60. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
September 28, 2022 estimated value per share	$9.00
Changes to estimated value per share
Investments
Real estate	(2.33)
Investment in Prime US REIT units	(0.61)
Capital expenditures on real estate	(0.93)
Total change related to investments	(3.87)
Modified operating cash flows in excess of distributions declared (1)	0.01
Notes payable	0.30
Interest rate swaps	0.17
Other changes, net	(0.01)
Total change in estimated value per share	(3.40)
December 12, 2023 estimated value per share	$5.60
_____________________
(1) Modified operating cash flows reflect modified funds from operations (“MFFO”) adjusted to add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.5%. The estimated value per share also does not take into consideration any financing and refinancing costs subsequent to December 12, 2023. See “Limitations of the Estimated Value per Share” below.
As of December 12, 2023, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Independent Valuation Firm
Kroll(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock as of December 12, 2023. Kroll is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Kroll is based on the scope of work and not on the appraised values of the Appraised Properties or the estimated value of the Company’s investment in units of Prime US REIT.
Real Estate
Appraisals
Kroll performed the appraisals in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, and the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

_____________________
(1) Kroll is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Kroll to prepare appraisal reports for each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock and Kroll will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Kroll against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Kroll and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Kroll and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Kroll appraiser as certified in the applicable appraisal report.

Kroll collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Kroll obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Kroll reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Kroll took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Kroll reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Kroll, Kroll assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Kroll relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Kroll made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Kroll assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Kroll’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Kroll’s analyses and conclusions. Kroll’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values. See “Limitations of the Estimated Value per Share” below.
Although Kroll considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Kroll. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Kroll did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Kroll did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Kroll’s appraisal reports. All of Kroll’s appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of September 30, 2023, the Company owned 17 real estate properties (consisting of 16 office properties and one mixed-use office/retail property). Kroll appraised each of the Company’s real estate properties, with the exception of (i) the McEwen Building, an office property that was being marketed for sale and was valued at its estimated sale price based on offers received, and (ii) 201 Spear Street, which valuation was based on the current indicators of market value as well as an internal analysis performed by the Advisor (discussed below). Kroll appraised each of the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on a discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Kroll calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.

The Company’s 17 real estate properties were acquired for a total purchase price of $2.1 billion, including $30.4 million of acquisition fees and acquisition expenses, and as of September 30, 2023, the Company had invested $815.5 million in capital expenses and tenant improvements in these properties. The total appraised value of the Appraised Properties as of September 30, 2023 was $2.3 billion. Based on the appraisal and valuation methodologies described above, the estimated value of the Company’s 17 real estate properties, including the estimated values for the McEwen Building and 201 Spear Street, used in the December 12, 2023 estimated value per share was $2.4 billion which, when compared to the total purchase price plus subsequent capital improvements through September 30, 2023 of $3.0 billion, results in an overall decrease in the estimated value of these properties of approximately 17.5%.
The following table summarizes the key assumptions that Kroll used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.75% to 9.25%	7.50%
Discount rate	8.00% to 10.00%	8.75%
Net operating income compounded annual growth rate (1)	(0.44)% to 18.43%	5.24%
_____________________
(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period of the property) net of expenses over the valuation period for each of the properties. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties and can be significantly impacted by current occupancy at the properties. For appraised properties over 90% occupied, the CAGR range is (0.44)% to 4.89% with a weighted average CAGR of 3.01%.
While the Company believes that Kroll’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Appraised Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates Kroll used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.34	$(0.32)	$0.48	$(0.44)
Discount rate	0.30	(0.30)	0.52	(0.49)

Finally, a 1% increase in the appraised value of the Appraised Properties would result in a $0.16 increase in the Company’s estimated value per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.15 to the Company’s estimated value per share, assuming all other factors remain unchanged.
With regard to 201 Spear Street, the valuation was based on the current indicators of market value as well as an internal analysis performed by the Advisor. The ultimate determination of value of the property was below the outstanding loan balance, and as a result, the value of 201 Spear Street offset by the estimated fair value of the loan and inclusive of other assets and liabilities, effectively net to zero for purposes of inclusion in the Company’s estimated value per share.
Investment in Prime US REIT
As of September 30, 2023, the Company owned 215,841,899 units of Prime US REIT (SGX-ST Ticker: OXMU), a Singapore real estate investment trust listed on the SGX-ST, which represented 18.2% of the outstanding units of Prime US REIT.

The Company engaged Kroll to value its investment in units of Prime US REIT as of November 15, 2023 based on the SGX-ST trading price of the units of Prime US REIT as of closing on November 15, 2023 less a discount to account for holding period risk due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT units (“blockage”). Kroll estimated the percentage discount for the holding period risk applicable to the Company’s holdings as the quotient of the value of a hypothetical series of at-the-money put options relative to the freely traded market value of the Company’s holdings (i.e., the average of the high and low trading prices of the units times the number of units held by the Company), where each such put option corresponds to one of the expected future sales of such units in the public market over a period of time in which the Company could reasonably sell such units if desired, given the constraints imposed by blockage. Ultimately, the discount for the holding period risk may be attributable to blockage, which constrains the rate at which the holder can sell the subject units into a public market without upsetting the market’s equilibrium. Kroll’s analysis of the discount for the holding period risk applicable to the Company’s holdings had three elements: (i) analysis of trading volume in Prime US REIT’s units and the shares of other listed REITs in order to estimate the quantity of units that might be saleable by the Company in the public market; (ii) an estimate of the expected future price volatility of Prime US REIT’s units, which is the key variable in the valuation of the hypothetical series of put options; and (iii) application of the Black-Scholes model in the valuation of the series of put options. Based on its analysis, the estimated value of the units of Prime US REIT held by the Company as of November 15, 2023 was $26.4 million. The 215,841,899 units of Prime US REIT owned by the Company as of November 15, 2023 were acquired at an aggregate purchase price of $189.9 million.
While the Company believes that Kroll’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the estimated value of the units of Prime US REIT held by the Company and thus, the Company’s estimated value per share. If the volatility rate Kroll used to value these units was adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged, there would be no material impact to Company's estimated value per share.
Notes Payable
With the exception of the 201 Spear Street Mortgage Loan (discussed below), the estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. With regard to the 201 Spear Street Mortgage Loan, the carrying value of the debt exceeds the estimated fair value of the underlying real estate property. To estimate the fair value of the 201 Spear Street Mortgage Loan, the Company wrote down the value of the debt to approximate the fair value of the real estate property, after giving consideration to other assets and liabilities.
As of September 30, 2023, the GAAP fair value and the carrying value of the Company’s notes payable were $1.7 billion and $1.7 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 8.5%. The Company’s notes payable have a weighted-average remaining term of 0.2 years as of September 30, 2023.
The table below illustrates the impact on the Company’s estimated value per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$—	$0.01	$(0.01)	$0.02

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.

Limitations of the Estimated Value per Share
As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 31, 2023 customer account statements that will be mailed in January 2024. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:
•a stockholder would be able to resell his or her shares at the Company’s estimated value per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;
•another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or
•the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2023, with the exception of adjustments to the Company’s net asset value to give effect to (i) the change in the estimated value of the Company’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of November 15, 2023 and (ii) the estimated sale price based on offers received for one property that was being marketed for sale. From the date of the valuations above through the date of this filing, there have been no material changes to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share, and the Company did not make any other adjustments to the estimated value per share from the date of the valuations above, including any adjustments relating to the following, among others: (i) net operating income earned; and (ii) the redemption of shares. However, valuations for U.S. office properties continue to fluctuate due to weakness in the current real estate capital markets and the lack of transaction volume for U.S. office properties, increasing the uncertainty of valuations in the current market environment. The valuation of the Company’s investment in Prime US REIT is also subject to increased uncertainty. Due to the disruptions in the financial markets, the trading price of the common units of Prime US REIT has experienced substantial volatility. Prime US REIT also has a significant amount of debt maturing in 2024, which adds additional uncertainty around the value of the units.

The ongoing challenges affecting the U.S. commercial real estate industry, especially as it pertains to commercial office buildings, continues to be one of the most significant risks and uncertainties the Company faces. The combination of the continued economic slowdown, rising interest rates and significant inflation (or the perception that any of these events may continue), as well as a lack of lending activity in the debt markets, have contributed to considerable weakness in the commercial real estate markets. There can be no assurance as to when the markets will stabilize. Upcoming and recent tenant lease expirations and leasing challenges in certain markets amidst the aforementioned headwinds coupled with slower than expected return-to-office, most notably in the San Francisco Bay Area where the Company owns several assets, have had direct and material impacts on the Company’s ability to access certain credit facilities and on the Company’s ongoing cash flow. Additionally, due to disruptions in the financial markets, it is becoming increasingly difficult to refinance maturing debt obligations as lenders are hesitant to make new loans in the current market environment with so many uncertainties surrounding asset valuations, especially in the office real estate market. The Company has $1.7 billion of loan maturities in the next 12 months. Considering the current commercial real estate lending environment, this raises substantial doubt as to the Company’s ability to continue as a going concern for at least a year from November 14, 2023. Certain of the Company’s loans have additional extension options; however, these extensions are subject to certain terms and conditions contained in the loan documents some of which are more stringent than the Company’s current loan compliance tests, including loan-to-value, debt service coverage or other requirements. As a result, in order to qualify for certain loan extensions, the Company will likely be required to reduce the loan commitment by a substantial amount and/or make paydowns on certain loans. Due to this potential reduction in loan commitment and ongoing capital expenditure needs in the Company’s real estate portfolio, the Company will likely seek to refinance or restructure certain debt instruments, may need to evaluate selling equity securities and/or may be required to sell certain assets into a challenged real estate market in an effort to manage its liquidity needs. Selling real estate assets in the current market would likely impact the ultimate sale price. The Company also may defer noncontractual expenditures or further suspend or cease distributions and redemptions. Additionally, the Company anticipates it may relinquish ownership of one or more secured properties to the mortgage lender. There can be no assurances as to the certainty or timing of management’s plans, as certain elements of management’s plans are outside the control of the Company, including its ability to sell assets or successfully refinance or restructure certain of its debt instruments. As a result of the Company’s upcoming loan maturities, the challenging commercial real estate lending environment, the current interest rate environment, leasing challenges in certain markets where the Company owns properties and the lack of transaction volume in the U.S. office market as well as general market instability, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern. Continued increases in interest rates, reductions in real estate values and future tenant turnover in the portfolio will have a further impact on the Company’s ability to meet loan compliance tests and may further reduce the Company’s available liquidity under the Company’s loan agreements, and continued disruptions in the financial markets and economic uncertainty could adversely affect the Company’s ability to implement its business strategy and continue as a going concern. Further, potential changes in customer behavior, such as continued work-from-home arrangements, which increased as a result of the COVID-19 pandemic, could materially and negatively impact the future demand for office space, adversely impacting the Company’s operations. For more information, see the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. These risks are not priced into the December 12, 2023 estimated value per share.
The Company’s estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.5%. The estimated value per share does not take into consideration any financing and refinancing costs subsequent to December 12, 2023. The Company currently expects to utilize an independent valuation firm to update its estimated value per share no later than December 2024.

Dividend Reinvestment Plan
As discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023, the Company has moved to quarterly assessments of distributions, and by the last month of each calendar quarter the Company will make a decision on the distribution amount (if any) to be paid. The Company is unable to predict when it will be in a position to resume the payment of regular distributions to its stockholders and may not make any distributions for an extended period of time. No shares will be issued pursuant to the dividend reinvestment plan until the Company is able to resume the payment of distributions. Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan would acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. Based on the December 12, 2023 estimated value per share, participants would acquire shares of the Company’s common stock under the plan at a price equal to 95% of $5.60, or $5.32 per share.

If a participant wishes to terminate participation in the Company’s dividend reinvestment plan, participants must notify the Company in writing of such decision, and the Company must receive the notice at least four business days prior to the last business day of the month to which the distribution relates.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail	Overnight Address

KBS Real Estate Investment Trust III, Inc. c/o SS&C Global Investor & Distribution Solutions, Inc. PO Box 219015 Kansas City, MO 64121-9015	KBS Real Estate Investment Trust III, Inc. c/o SS&C Global Investor & Distribution Solutions, Inc. 430 W. 7th Street Kansas City, MO 64105

Suspension of Share Redemption Program
On January 17, 2023, the Company’s board of directors determined to suspend Ordinary Redemptions under the Company’s share redemption program to preserve capital needed for the underlying real estate properties due to the current market environment. On December 12, 2023, the Company’s board of directors suspended all redemptions, including Special Redemptions, under the Company’s share redemption program. All redemption requests that have been received will be canceled and no redemption requests will be processed on the December 29, 2023 redemption date. Further, no redemptions will be accepted or collected during the suspension of the share redemption program. Ordinary Redemptions are all redemptions other than those that qualify for the special provisions for redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” (each as defined in the share redemption program and, together, “Special Redemptions”).

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$9.00		September 28, 2022	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2022, filed March 13, 2023
$10.78		November 1, 2021	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2021, filed March 31, 2022
$10.77		May 13, 2021	Current Report on Form 8-K, filed with the SEC on May 14, 2021
$10.74		December 7, 2020	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2020, filed March 12, 2021
$11.65	(1)	December 4, 2019	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed March 6, 2020
$12.02		December 3, 2018	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2018, filed March 14, 2019
$11.73		December 6, 2017	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, filed March 8, 2018
$10.63		December 9, 2016	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2016, filed March 13, 2017
$10.04		December 8, 2015	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2015, filed March 14, 2016
$9.42	(2)	December 9, 2014	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed March 9, 2015
$9.29	(2)	May 5, 2014	Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014
_____________________
(1) Excluding the special dividend, the Company’s estimated value per share of common stock would have been $12.45.
(2) Determined solely to be used as a component in calculating the offering prices in the Company’s now-terminated primary initial public offering.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. The valuation for the Company’s investment in units of Prime US REIT assumes a discount to account for the holding period risk due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT’s units in the public market and expected future volatility. Though the appraisals of the Appraised Properties and the valuation of the Company’s investment in units of Prime US REIT, with respect to Kroll, and the valuation estimates used in calculating the estimated value per share, with respect to Kroll, the Advisor and the Company, are the respective party’s best estimates as of the dates of the respective valuations, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties, the valuation of the Company’s investment in units of Prime US REIT and the estimated value per share. In addition, see the risks discussed under “Limitations of the Estimated Value per Share” above.
Stockholders may have to hold their shares an indefinite period of time. The Company can provide no assurance that it will be able to provide additional liquidity to stockholders. On December 12, 2023, the Company’s board of directors suspended all redemptions under the Company’s share redemption program to preserve capital in the current market environment.
These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, June 30, 2023 and September 30, 2023, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

3.1	Fourth Amended and Restated Bylaws

99.1	Consent of Kroll, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 14, 2023	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary